Universal Institutional Funds, Inc. - Global Tactical
Asset Allocation Portfolio

      Exhibit 77D

The Portfolio made those changes to its investment strategies described in the supplement to its Statement of Additional Information filed via EDGAR with the S ecurities and Exchange Commission on July 15, 2010
(accession number 0001104659-10-038224) and incorporated by reference herein.

The Portfolio made those changes to its investment strategies described in the supplement to its Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on September 16, 2010
(accession number 0001104659-10-048823) and incorporated by reference herein.

The Portfolio made those changes to its investment strategies described in the supplement to its Statement of Additional Information filed via EDGAR with the Securities and Exchange Commission on December 22, 2010
(accession number 0001104659-10-064066) and incorporated by reference herein.